Exhibit 99.1

March 28, 2017
To Our Shareholders:
We are delighted with our achievements since our spin from Vornado Realty Trust in January 2015. We have established a strong track record built on generating industry-leading operating results, creating substantial value from development, redevelopment and anchor repositioning and making smart, strategic acquisitions.
Since the spin, we have:

•	Increased FFO as Adjusted to $1.27 per share in 2016, a 5% increase over 2015.

•	Raised the dividend by 10% to $.88 per share on an annualized basis while maintaining a conservative FFO payout ratio.

•	Produced same-property cash NOI growth of 4.1% in both 2015 and 2016.

•	Increased same-property occupancy to 98.0% in 2016, up from 97.2% in 2015 and 96.5% in 2014.

•	Increased active development, redevelopment and anchor repositioning projects to $192 million in 2016, up from $123 million in 2015 and $66 million in 2014.

•	Acquired four shopping centers and several outparcels in the New York metropolitan area for $160 million.

•	Maintained a fortress balance sheet with a net debt to total capitalization ratio of less than 30% and a net debt to Adjusted EBITDA ratio of 5.5x.

Most importantly, we achieved an 18% total return for shareholders from the date of our spin through the date of this letter. This result compares to -9% for the Bloomberg Shopping Center Index, outperformance of 27% relative to our shopping center peers.
Our strategy
We own, operate and increase the value of retail real estate in and around urban areas, principally in the New York metropolitan region. Favorable demographics, supply constraints and barriers to entry create attractive investment opportunities in our markets. While retail may be overbuilt across America, there is significant demand for quality space throughout metro New York.
In March 2016, we presented a three-year roadmap to increase our net asset value (NAV) by $5-$6 per share and to increase our FFO as Adjusted to $1.45-$1.50 per share, each by 2018. We are on track to achieve those objectives. Our plan reflects increasing same-property NOI by at least

2-3% annually and investing approximately $300 million in development, redevelopment and anchor repositioning activities. Notable projects include:

•
Expanding and remerchandising Bergen Town Center, our largest property and one of the most productive outlet/value-oriented centers in the country. We are replacing underperforming retailers with successful, sought after merchants, expanding food offerings and adding approximately 100,000 square feet (sf) of new space. Our five-year plan is to grow net operating income by 6% annually, expand in-line sales productivity from $600 per sf to $800 per sf and increase NAV by at least $200 million.

•
Redeveloping the circa-1950 Bruckner Commons in the Bronx where we are investing over $50 million to completely renovate the center. We are adding the borough’s first ShopRite and a 50,000 sf, two-level, national off-price retailer.

•
Converting Montehiedra Town Center in Puerto Rico to a hybrid outlet/value-oriented offering by adding Polo, Gap, Puma, Nike and other outlets and by renovating and expanding the food court and cinema. Since our October 2016 grand reopening, total sales are up more than 30% and comparable in-line sales are up 15%, remarkable performance in the face of a tough local economy.

•
Using previously vacant land to accommodate new, high-quality retailers and restaurants including Burlington, Ulta and PetSmart in Garfield, NJ, Petco and La-Z-Boy in North Plainfield, NJ, Popeyes in Rockaway, NJ and honeygrow and Shake Shack in Marlton, NJ.

•
Adding, expanding and upgrading grocers in existing properties including ShopRite in Rockaway, NJ, 99 Ranch in Hackensack, NJ, Food Bazaar in North Bergen, NJ, Lidl in Cherry Hill, NJ and Aldi in the Bronx. We are in active discussions to add grocers to many of our other properties.

•	Upgrading tenants at existing properties including Anthropologie and Z Gallerie in Walnut Creek, CA and Saks Off Fifth and Forever 21 Red in East Hanover, NJ.

•
Recapturing below market leases such as an underperforming 39,000 sf retailer in Towson, MD released to four national tenants at five times the prior rent. We have many other below market leases throughout our portfolio that we expect to recapture in advance of their lease expirations and release at much higher rents.

Acquisitions with value-add components are an important part of our strategy. We have recently acquired several high-quality properties at attractive prices including:

•
Yonkers Gateway Center, Yonkers, NY - fee and leasehold interests in 35 acres of land underlying a 437,000 sf center anchored by Burlington, Best Buy, DSW, PetSmart and Alamo Drafthouse Cinema. The property is the largest and most productive shopping center on Central Avenue, a primary retail corridor in Westchester County.

•
Hudson Mall, Jersey City, NJ - a 383,000 sf center anchored by Marshalls, Staples, Toys “R” Us and Old Navy. The 32-acre property is adjacent to our Hudson Commons shopping center. When combined with our existing asset, we own 49 acres with 1,800 feet of frontage on Route 440.

•
Shops at Bruckner, Bronx, NY - the leasehold interest in a 114,000 sf center directly across from our 387,000 sf Bruckner Commons. We already owned the land and now control the entire property. Anchors are Marshalls and Old Navy.

•	Outparcel acquisitions at Bergen Town Center, North Bergen and Lawnside - these parcels will facilitate redevelopment or expansions at each property.
We have additional acquisitions underway that we expect to conclude later this year.

Competitive advantages
We are one of the largest shopping center owners in the New York metropolitan region. Our 49-property portfolio in the region would be impossible to replicate because assets of comparable quality rarely trade in this area. This presence also provides us with unique market knowledge, merchant relationships and operating efficiencies.
We have broad and deep experience in redeveloping shopping centers. Our in-house developers, designers, builders, architects, leasing representatives and operators have completed over $2 billion in projects over the past ten years alone.
Our company is large enough to matter, but small enough to grow. Every one of our 118 employees is known and heard. Every center receives intensive attention from me, Bob, Mark and the rest of our executive team.
Our balance sheet is strong, liquid and flexible. We have one of the lowest debt ratios in the sector, minimal short-term maturities and no corporate borrowings. Our debt comprises only nonrecourse, property-level mortgages. We have over $700 million in liquidity with $132 million of cash at the end of 2016 and nothing outstanding under our recently-expanded $600 million line of credit.
Lastly, we have the people and balance sheet to take advantage of buying opportunities that arise in market downturns.
Closing thoughts
Headlines constantly remind us that shopping centers face significant headwinds. Retailers are failing and closing stores at a rate not seen in recent memory and e-commerce is growing. The headlines, however, do not tell the full story.
Many merchants are proactively and successfully addressing changing consumer behavior by providing better value, selection, customer service and omni-channel initiatives and by reinvesting in their stores. Among them are our top six tenants, Home Depot, Walmart, TJX, Lowes, Stop & Shop (Ahold) and Best Buy. Collectively this group accounts for more than 25% of our annualized base rent and all six companies generated positive shareholder returns in each of the last one, three, five and ten year periods.
Our leasing team is in discussions with multiple retailers interested in our shopping centers including Costco, Target, Dick’s Sporting Goods, Burlington, Best Buy, Forever 21, Petco, PetSmart, La-Z-Boy, DSW, Ulta, LA Fitness, Five Below, Starbucks, Whole Foods, ShopRite, Sprouts, Lidl, Aldi and Trader Joe’s. Together this group plans to open over 2,000 stores in the next three years. Our 98% same-property occupancy is a great indicator of demand for our properties.
We are grateful for our outstanding dealmakers and business leaders including Bob Minutoli, Mark Langer, Michael Zucker, Bernie Schachter, Herb Eilberg, Rob Milton and Jen Holmes. Urban Edge has an amazing group of employees who tirelessly pay attention to the details that matter. We have a positive, can-do attitude and are committed to producing superior results. We also have an extraordinarily experienced, talented and engaged Board of Trustees focused on creating value for shareholders.
Urban Edge's first two years as a public company have been terrific and our future is bright. Thank you for investing with us.
Sincerely,

Jeffrey S. Olson
Chairman and Chief Executive Officer

NON-GAAP FINANCIAL MEASURES

The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. FFO, FFO as Adjusted, cash NOI, same-property cash NOI, EBITDA and Adjusted EBITDA are non-GAAP measures commonly used by the Company and investing public to understand and evaluate our operating results and performance. The Company believes net income is the most directly comparable GAAP financial measure to FFO, FFO as Adjusted, cash NOI, same-property cash NOI, EBITDA and Adjusted EBITDA. Reconciliations of these measures to net income have been provided in the tables below.

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the twelve months ended December 31, 2016. Net income is considered the most directly comparable GAAP measure.

	Twelve Months Ended December 31, 2016
	(in thousands)	(per share)(2)
Net income	$96,630	$0.91
Less (net income) attributable to noncontrolling interests in:
Operating partnership	(5,812)	(0.05)
Consolidated subsidiaries	(3)	—
Net income attributable to common shareholders	90,815	0.86
Adjustments:
Gain on sale of real estate	(15,618)	(0.15)
Rental property depreciation and amortization	55,484	0.53
Limited partnership interests in operating partnership	5,812	0.05
FFO Applicable to diluted common shareholders(1)	136,493	1.29

Transaction costs	1,405	0.01
Tenant bankruptcy settlement income	(2,378)	(0.02)
Benefit related to income taxes	(625)	(0.01)
FFO as Adjusted applicable to diluted common shareholders(1)	$134,895	$1.27

Weighted average diluted common shares - FFO(1)	106,099
(1) Refer to the table below for reconciliation of weighted average diluted shares used in EPS calculations and weighted average diluted common shares used in FFO per share calculations.
(2) Individual items may not add up due to total rounding.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the twelve months ended December 31, 2016 and 2015. Net income is considered the most directly comparable GAAP measure.

	Twelve Months Ended December 31,
(Amounts in thousands)	2016	2015
Net income	$96,630	$41,348
Add: Income tax expense (benefit)	804	1,294
Income before income taxes	97,434	42,642
Gain on sale of real estate	(15,618)	—
Interest income	(679)	(150)
Interest and debt expense	51,881	55,584
Operating income	133,018	98,076
Depreciation and amortization	56,145	57,253
General and administrative expense	27,438	32,044
Transaction costs	1,405	24,011
NOI	218,006	211,384
Less: non-cash revenue and expenses	(6,465)	(6,122)
Cash NOI(1)	211,541	205,262
Adjustments:
Cash NOI related to properties being redeveloped(1)	(17,315)	(17,497)
Tenant bankruptcy settlement income(3)	(2,378)	(4,022)
Management and development fee income from non-owned properties	(1,759)	(2,261)
Cash NOI related to properties acquired, disposed, or in foreclosure(1)	(2,246)	(1,920)
Environmental remediation costs	—	1,379
Real estate tax settlement income related to prior periods	—	(532)
Other(2)	156	182
Subtotal adjustments	(23,542)	(24,671)
Same-property cash NOI	$187,999	$180,591
Adjustments:
Cash NOI related to properties being redeveloped	17,315	17,497
Same-property cash NOI including properties in redevelopment	$205,314	$198,088
(1) Cash NOI is calculated as total property revenues less property operating expenses, excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Other adjustments include revenue and expense items attributable to non-same properties and corporate activities.
(3) Tenant bankruptcy settlement income includes lease termination income.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of net income to EBITDA and Adjusted EBITDA for the twelve months ended December 31, 2016 and 2015. Net income is considered the most directly comparable GAAP measure.

	Twelve Months Ended December 31,
(Amounts in thousands)	2016	2015
Net income	$96,630	$41,348
Depreciation and amortization	56,145	57,253
Interest and debt expense	51,881	55,584
Income tax expense (benefit)	804	1,294
EBITDA	205,460	155,479
Adjustments for Adjusted EBITDA:
Tenant bankruptcy settlement income	(2,378)	(3,738)
Transaction costs	1,405	24,011
Gain on sale of real estate	(15,618)	—
Equity awards issued in connection with the spin-off	—	7,143
Environmental remediation costs	—	1,379
Severance costs	—	693
Real estate tax settlement income related to prior periods	—	(532)
Adjusted EBITDA	$188,869	$184,435